As filed with the Securities and Exchange Commission on June 28, 2006

Registration No.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

J. Crew Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New York	22-2894486
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

770 Broadway

New York, NY 10003

(Address of Registrant’s Principal Executive Offices)

J. Crew Group, Inc. 2005 Equity Incentive Plan

(Full Title of the Plan)

Arlene S. Hong, Esq.

Senior Vice President, General Counsel and Corporate Secretary

770 Broadway

New York, NY 10003

212-209-2500

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
J. Crew Group, Inc. Common Stock, par value $.01 per share	1,900,000 shares	$20.00	$38,000,000	$4,066

(1)	Together with an indeterminate number of shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the J. Crew Group, Inc. 2005 Equity Incentive Plan (the “Plan”) as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of J. Crew Group, Inc.
(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based on the initial public offering price per share of common stock of J. Crew Group, Inc.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been previously filed with the Securities and Exchange Commission (the “Commission”), shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof:

(i)	the Annual Report on Form 10-K of J. Crew Group, Inc. (the “Company” or the “Registrant”) for the fiscal year ended January 28, 2006, filed with the Commission on April 25, 2006 and as amended by the Annual Report on Form 10-K/A of the Company, filed with the Commission on June 13, 2006 (the “Annual Report”); and

(ii)	all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report and prior to the termination of the offering of shares offered hereby.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Registration Statement, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The securities being offered hereby are shares of common stock, par value $.01 per share, of the Company (the “Common Stock”). As of the date hereof, the Certificate of Incorporation of the Company authorizes the Company to issue capital stock consisting of 200,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”), the terms, provisions and preferences of which may be designated from time to time by the Board of Directors of the Company (the “Board”).

Common Stock.

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be harmed by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Under a stockholders’ agreement, as amended by a letter agreement, among us, Ms. Emily Scott, a member of the Board of Directors, and TPG Gen Par II, L.P., TPG Partners II, L.P., TPG Parallel II, L.P., (collectively, the “TPG II Funds”) and TPG 1999 Equity II, L.P., affiliates of Texas Pacific Group, Ms. Scott has a right to include her shares in a registered offering which includes shares of common stock held by TPG II Funds and TPG 1999 Equity II, L.P. Under the terms of this agreement, we are required to obtain Ms. Scott’s consent before engaging in a transaction with any affiliate of TPG II Funds and TPG 1999 Equity II, provided that her consent may not be unreasonably withheld. This stockholders’ agreement also imposes certain restrictions on the transfer of shares of our common stock held by Ms. Scott, TPG II Funds and TPG 1999 Equity II, and contains customary tag-along and drag-along rights. Under this agreement, TPG II Funds and TPG 1999 Equity II has agreed to vote for Ms. Scott and a nominee chosen by her as members of the board of directors and Ms. Scott has agreed to vote for three director nominees chosen by TPG II Funds and TPG 1999 Equity II. This agreement, including the drag-along rights, will terminate upon the completion of our initial public offering. However, the transfer restrictions, tag-along rights, right to include shares in a registered offering and rights in connection with the election of directors will survive the termination of this agreement.

Under a stockholders’ agreement between TPG II Funds and TPG 1999 Equity II and Mr. Millard Drexler, Chief Executive Officer and Chairman of the Board, Mr. Drexler has registration rights with respect to shares of our common stock owned by him or acquired pursuant to the exercise of options. Mr. Drexler’s stockholders’ agreement also imposes certain restrictions on the transfer of the common shares held by Mr. Drexler, TPG II Funds and TPG 1999 Equity II, and contains customary tag-along and drag-along rights. In addition, Mr. Drexler’s shareholders’ agreement provides him with the right to nominate three directors directly and three additional directors by mutual agreement with TPG II Funds and TPG 1999 Equity II. Mr. Drexler also has the right to consent to our operating/capital budgets. Mr. Drexler’s right to nominate directors directly and by mutual agreement with TPG will terminate upon the consummation of our initial public offering. Mr. Drexler’s shareholders’ agreement also provided him with certain anti-dilution and co-investment rights which expired according to the terms of the agreement on January 31, 2004 and January 31, 2005, respectively.

Preferred Stock.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by the Delaware General Corporation Law as in effect from time to time. Our bylaws provide that, to the full extent permitted by law, we will indemnify any person made or threatened to be made a party to any action by reason of the fact that the person is or was our director or officer, or serves or served as a director or officer of any other enterprise at our request.

The Company has in place a directors’ and officers’ liability insurance policy.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed with or incorporated by reference into this Registration Statement:

3.1	Certificate of Incorporation of J. Crew Group, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1/A, filed with the Commission on October 11, 2005).

3.2	By-Laws of J. Crew Group, Inc., (incorporated by reference to Exhibit 3.2 to the Form 8-K/A filed on October 18, 2005).

5.1	Opinion of the law firm of Cleary Gottlieb Steen & Hamilton LLP regarding the validity of securities being registered.

10.4	J. Crew Group, Inc. 2005 Equity Incentive Plan (the “2005 Plan”).

23.1	Consent of KPMG LLP, Independent Auditors.

23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1).

24	Power of Attorney (included on signature page).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on this 28 day of June, 2006.

J. CREW GROUP, INC.

By:	/s/ James Scully
James Scully
Executive Vice President, Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Arlene Hong, James Scully, Nicholas Lamberti, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this Registration Statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on 28 day of June, 2006.

Signature	Title

/s/ Millard Drexler	Chairman of the Board and Chief Executive Officer
Millard Drexler

/s/ James Scully	Executive Vice President, Chief Financial Officer (Principal Financial Officer; Principal Accounting Officer)
James Scully

/s/ Bridget Ryan Berman	Director
Bridget Ryan Berman

/s/ Richard Boyce	Director
Richard Boyce

/s/ Jonathan Coslet	Director
Jonathan Coslet

/s/ James Coulter	Director
James Coulter

/s/ Steven Grand-Jean	Director
Steven Grand-Jean

/s/ Emily Scott	Director
Emily Scott

/s/ Thomas Scott	Director
Thomas Scott

/s/ Stuart Sloan	Director
Stuart Sloan

/s/ Josh Weston	Director
Josh Weston

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing	Page
3.1	Certificate of Incorporation of J. Crew Group, Inc. dated October 11, 2005.	Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1/A, filed with the Commission on October 11, 2005.	—

3.2	By-Laws of J. Crew Group, Inc.	Incorporated by reference to Exhibit 3.2 to the Form 8-K/A filed on October 18, 2005.	—

5.1	Opinion of the law firm of Cleary Gottlieb Steen & Hamilton LLP regarding the validity of securities being registered	Filed herewith	9

10.4	J. Crew Group, Inc. 2005 Equity Incentive Plan	Filed herewith	11

23.1	Consent of KPMG LLP, Independent Auditors	Filed herewith	35

23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1)	Filed herewith	—

24	Power of Attorney (included on signature page)	Filed herewith	—